REVOLVING LINE OF CREDIT AND SECURITY AGREEMENT

REVOLVING LINE OF CREDIT AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) made as of April [__], 2011 by and between Laddcap Value Partners, LP, a Delaware limited partnership (the “Lender”) and MGT Capital Investments, Inc., a Delaware corporation (the “Borrower”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Definitions.

“Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of Credit Right”, “Proceeds” and “Tangible Chattel Paper” shall have the respective meanings assigned to such terms in the Uniform Commercial Code, as the same may be in effect from time to time.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday in the State of New York.

“Closing” or “Closing Date” shall mean the date hereof.

“Collateral” shall mean, a first priority, continuing interest in and to, without limitation, all of Borrower’s rights, title and interest (i) on all assets and property of the Borrower; (ii) in and to all of its other present and future real or personal property, including, without limitation, the following: Chattel Paper, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit Rights, Real Estate, and the products and Proceeds of any of the foregoing; (iii) its books, records and accounts; and (iv) all other property whether tangible or intangible, including any intellectual property,.

“Event of Default” shall have the meaning specified in Section 7 hereof.

“Fiscal Year” shall mean each twelve (12) month accounting period of Borrower, which ends on December 31 of each year.

“Indemnified Party” shall have the meaning specified in Section 17 hereof.

“Liabilities” shall mean any and all obligations, liabilities and indebtedness of Borrower to Lender under this Agreement and under the Note.

“Loan” shall mean the loans made by Lender to Borrower contemplated herein.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, assets, prospects, operations or condition, financial or otherwise, of Borrower, when taken as a consolidated whole, as determined by the Lender in its sole discretion.

“Maturity Date” shall mean fifteen (15) months from the Closing.

“Maximum Loan Limit” shall mean Five Hundred Thousand Dollars ($500,000).

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

“Tax” shall mean any tax, interest, penalty, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by Lender and/or to be withheld or deducted from any payment otherwise required hereby to be made by Borrower to Lender; provided, that the term “Tax” shall not include any taxes imposed upon the net income of Lender.

“Term” shall mean the term of this Loan which shall be fifteen (15) months from the date of Closing.

2.    Loan.

(a)

(i)           Subject at all times to all of the terms and conditions of this Agreement, the Lender hereby agrees to extend to the Borrower a secured revolving credit facility, from the Closing Date to the Maturity Date, in an aggregate principal amount not to exceed, at any time outstanding, the Maximum Loan Limit.

(ii)          Such revolving credit loans are herein sometimes referred to individually as an “Advance” and collectively as the “Advances.”  From the Closing Date to the Maturity Date and within the limits of the Maximum Loan Limit, the Lender shall lend, and the Borrower may borrow, prepay (without premium or penalty) and reborrow under this Section 2(a).

(b)  Borrower will repay the Loan as provided for in Section 3.  Anything herein to the contrary notwithstanding, Borrower’s obligation to repay the Liabilities shall be fully recourse to and secured by a first lien all of Borrower’s assets.

(c)  The Loan shall be evidenced by a promissory note (a “Note”) substantially in the form attached hereto as Exhibit A.

3.    Interest, Charges and Additional Consideration.

(a)  The Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until such principal amount becomes due, at a rate per annum equal to eight percent (8%).  The interest due hereunder shall be due and payable in arrears on the last day of each month.  If the Borrower fails to pay the interest due within five (5) days of the due date, the Lender may declare the loan in default as provided in [Section 7].  The outstanding principal balance of the Loan, plus any accrued but unpaid interest thereon and any other payments due under the Note shall be due and payable on the Maturity Date. Anything herein to the contrary notwithstanding, Borrower, upon five (5) days’ notice to Lender may repay the Loan in whole or in part without penalty or premium.

(b)   A Standby Commitment Fee of two (2%) percent of the Maximum Loan Limit, shall be payable at Closing.

4.    Collateral.

As security for the payment of all Loans now or in the future made by Lender to Borrower and for the payment or other satisfaction of all other Liabilities, Borrower hereby assigns to Lender and grants to Lender, a first priority continuing security interest in the Collateral, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, and to the extent the following arise from exploitation of the Collateral  and all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of Borrower’s books and records relating to any of the foregoing and to Borrower’s business.

5.	Preservation of Collateral and Perfection of Security Interests Therein.

Borrower shall, at Lender’s request, at any time and from time to time, authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Lender) and do such other acts and things or cause third parties to do such other acts and things as Lender may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected first priority security interest in the Collateral in favor of Lender (first and superior to and free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral.

6.    Negative Covenants.

Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Borrower obtains Lender’s prior written consent waiving or modifying any of Borrower’s covenants hereunder in any specific instance, Borrower agrees as follows:

(a)  Borrower shall not create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness of borrowed money other than the Loan.

(b)  Borrower shall not grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets, except as otherwise contemplated by this Agreement.

7.    Default.

The occurrence and continuation of any one or more of the following events shall constitute an “Event of Default” by Borrower hereunder:

(a)  The failure to pay when due any of the Liabilities owed to Lender, and said failure to pay is not cured within five (5) days after notice of said failure to pay.

(b) Except as provided in Section 7(a), the failure to perform, keep or observe any of the other covenants, conditions, promises, agreements or obligations under this Agreement or the Note (a “Breach”); which Breach (if capable of cure) is not cured to the reasonable satisfaction of Lender within thirty (30) days of notice of said Breach.

(c)  The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral.

(d)  The commencement of any proceedings in bankruptcy by or against Borrower or for the liquidation or reorganization of Borrower, or alleging that Borrower is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of Borrower’s debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving Borrower; provided, however, that if such commencement of proceedings against Borrower is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings.

(e)  The appointment of a receiver or trustee for Borrower, for any of the Collateral or for any substantial part of Borrower’s assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of Borrower; provided, however, that if such appointment or commencement of proceedings against Borrower is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings.

(f)   The entry of any judgment or order against Borrower in excess of [$50,000] which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution.

8.   Remedies upon an Event of Default.

(a)  After an Event of Default, described in Section 7 hereof, is not cured within the applicable cure period, if any, Lender may, at its option and upon five (5) Business Days notice to Borrower, terminate the Loan, terminate this Agreement and/or demand that all Liabilities become immediately due and payable.  In the event of acceleration of Borrower’s Liabilities, Borrower shall, subject to the terms hereof, immediately pay to Lender the full amount of such Liabilities.

(b)  Upon the occurrence and during the continuation of an Event of Default, Lender may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or the Note and all of Lender’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by law.  Any Proceeds of any disposition by Lender of any of the Collateral may be applied by Lender to the payment of expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys’ fees, and any balance of such Proceeds may be applied by Lender toward the payment of such of the Liabilities, and in such order of application, as Lender may from time to time elect.

9.   Conditions Precedent.

(a)  The obligation of Lender to fund the Loan is subject to the satisfaction or waiver on or before the date hereof of the following conditions precedent:

(i)   Lender shall have received each of the necessary agreements, opinions, reports, approvals, consents, certificates and other documents.  In each case in form and substance satisfactory to Lender;

(ii)  Borrower shall have made full payment of all fees, expenses, and other amounts payable under this Agreement; and

(b)  After the initial extensions of credit hereunder, the obligation of Lender to make any requested Loan is subject to the satisfaction of the conditions precedent set forth below.  Each such request shall constitute a representation and warranty that such conditions are satisfied:

(i)   No Event of Default (or any event which with the passage of time or giving of notice, or both, would become an Event of Default) shall have occurred, or would result from the making of the requested Loan; and

(ii)  No event has occurred which has had or could reasonably be expected to have a Material Adverse Effect, nor has there been any material adverse change in the business, financial condition, products, or prospects of the Borrower prior to Closing, or in the event that funding occurs subsequent to the Closing Date, since the Closing Date.

10.  Notices.

All notices and other communications required or sought to be given hereunder shall be in writing and shall be deemed given upon (i) transmitter’s confirmation of receipt of a facsimile transmission, (ii) confirmed delivery by a generally recognized overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

in the case of Lender shall be sent to it at:

Laddcap Value Partners, LP
335 Madison Avenue Suite 1100
New York, New York 10017
Attention: Robert Ladd
Facsimile Number: 212 661-7260

and in the case of Borrower shall be sent to it at:

MGT Capital Investments, Inc.
MGT Capital Investments Inc.
 66 Hammersmith Road, London W14 8UD
London, United Kingdom
Attention: Chairman
Facsimile Number: [+ 44 _____________]

or as otherwise directed by the applicable party in writing.

11.  Choice of Governing Law; Construction, Forum Selection.

This Agreement and the Note shall be governed by and controlled by the internal laws of the State of New York as to interpretation, enforcement, validity, construction, effect, and all other respects.  If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

12.  Modification and Benefit of Agreement.

This Agreement and the Note may not be modified, altered or amended except by an agreement in writing signed by Borrower and Lender.

13.  Headings of Subdivisions.

The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

14.  Counterparts.

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

BORROWER:	LENDER:

MGT Capital Investments, Inc.	Laddcap Value Partners, LP

By:	By:
Name:	Robert Ladd
Title:	Managing Member of the general partner

EXHIBIT A – FORM OF NOTE